UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                            ------------------------------------
                                                         OMB APROVAL
                                            ====================================
                                            OMB Number.................3235-0167
                                            Expires: November 30, 1989
                                            Estimated average burden
                                            hours per response..............1.50
                                            ------------------------------------


                                     FORM 15

                   CERTIFICATION AND NOTICE OF TERMINATION OF
                    REGISTRATION UNDER SECTION 12(G) OF THE
   SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           COMMISSION FILE NUMBER      333-83597
                                                                  --------------

    Superior Bank FSB
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    One Lincoln Centre, Oakbrook Terrace, Illinois  60181
--------------------------------------------------------------------------------
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

    AFC Mortgage Loan Asset Backed Notes, Series 2000-2
--------------------------------------------------------------------------------
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)


--------------------------------------------------------------------------------
  (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                     UNDER SECTION 13(A) OR 15(D) REMAINS)

    PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE, THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

          Rule 12g-4(a)(1)(i)     / /        Rule 12h-3(b)(1)(i)       / /
          Rule 12g-4(a)(1)(ii)    / /        Rule 12h-3(b)(1)(ii)      / /
          Rule 12g-4(a)(2)(i)     / /        Rule 12h-3(b)(2)(i)       / /
          Rule 12g-4(a)(2)(ii)    / /        Rule 12h-3(b)(2)(ii)      / /
                                             Rule 15d-6                /X/

    APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR NOTICE
DATE: 14 (4 Class 1A, and 10 Class 2A.)
      --------------------------------------------------------------------------

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, UPMFC TRUST 1999-1 HAS CAUSED THIS CERTIFICATION/NOTICE TO BE SIGNED ON ITS BEHALF OF THE UNDERSIGNED DULY AUTHORIZED PERSON.

DATE: January 17, 2001       By: Superior Bank FSB
                             By: /s/ William C. Bracken
                                 -----------------------------------------------
                             Name:   William C. Bracken, Senior Vice President
                                     and Chief Financial Officer

INSTRUCTION: THIS FORM IS REQUIRED BY RULES 12G-4, 12H-3 AND 15D-6 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934. THE REGISTRANT SHALL FILE WITH THE COMMISSION THREE COPIES OF FORM 15, ONE OF WHICH SHALL BE MANUALLY SIGNED. IT MAY BE SIGNED BY AN OFFICER OF THE REGISTRANT, BY COUNSEL OR BY ANY OTHER DULY AUTHORIZED PERSON. THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED UNDER THE SIGNATURE.